Wealthfront Reports Fiscal Second Quarter 2027 Results
Total Platform Assets up 12% year-over-year to $99.0 billion at the end of the quarter
Funded clients up 14% year-over-year to 1.5 million at the end of the quarter
Surpassed $100 billion in Total Platform Assets as of the end of August

Palo Alto, CA - September 9, 2026 - Wealthfront Corporation (Nasdaq: WLTH), a tech-driven financial platform helping digital natives turn their savings into wealth, announced financial results for its fiscal second quarter ended July 31, 2026.

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David Fortunato - CEO, President & Director: “Our focus on growing with clients through their wealth-building journeys has resulted in the purposeful construction of a durable business model that surpassed $100 billion in Total Platform Assets as of the end of August. We are extremely proud of this achievement and will continue supporting our clients with innovative products as they make significant life decisions such as buying homes and starting families. This quarter, we made further progress in automating the home mortgage origination process and enhanced our suite of family wealth management offerings with Custodial Accounts. We remain focused on shipping products aligned with our clients’ interests, and in doing so, believe we are in a strong position to achieve our goal of becoming the modern wealth manager for digital natives.”

Alan Imberman - CFO & Treasurer: “Our product-led growth strategy drove another strong quarter of adjusted free cash flow and enabled us to continue to invest in the organic build out of Wealthfront Home Lending, launch Custodial Accounts, and deliver several enhancements to our Cash Management and Investment Advisory products. During the quarter, we repurchased 3.3 million shares resulting in approximately $30 million of open market repurchases. We continue to maintain a strong and flexible capital position moving forward with cash balances above $450 million at quarter-end coupled with our strong adjusted free cash flow profile and debt-free balance sheet.”

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Fiscal Second Quarter 2027 Results Summary

	Three Months Ended July 31,
($ in thousands, except per share amounts)	2026	2025	% change
GAAP
Total revenue	$91,874	$91,123	1%
Net income - diluted	17,562	34,741	(49)%
Net income margin - diluted (%)	19%	38%
Diluted earnings per common share	$0.10	$0.24	(59)%
Net cash provided by operating activities	47,310	38,924	22%
Operating cash flow conversion (%)	267%	112%
Non-GAAP[1]
Adjusted EBITDA	$38,065	$44,759	(15)%
Adjusted EBITDA margin (%)	41%	49%
Adjusted free cash flow	28,293	38,837	(27)%
Adjusted free cash flow conversion (%)	74%	87%
1 Non-GAAP measure. Wealthfront’s reasons for use of the non-GAAP measure and a detailed reconciliation between the non-GAAP measure and the comparable GAAP amount are included at the end of this document in the section labeled ‘Non-GAAP Reconciliations’.

F2Q27 Financial Highlights
•Quarterly total revenue of $91.9 million increased 1% year-over-year primarily due to a 12% year-over-year increase in Total Platform Assets to $99.0 billion. The difference between revenue growth and Total Platform Asset growth was primarily due to stronger growth in Investment Advisory Assets versus that of higher-fee Cash Management Assets. Investment Advisory Assets were $54.1 billion, up 30% year-over-year, and Cash Management Assets were $44.9 billion, down 4% year-over-year. Total Platform Asset growth included Total Net Deposits of $1.1 billion in the quarter.
•Funded Clients of 1.51 million grew 14% year-over-year. Funded Accounts of 1.97 million grew 15% year-over-year.
•GAAP expenses of $75.1 million increased from $51.8 million in the prior year quarter, with the increase due primarily to higher stock-based compensation (SBC) expense and higher product development expense. SBC expense was $16.4 million in the quarter versus $1.6 million in the prior year quarter, with this increase due primarily to the recognition of dual-trigger stock awards following the IPO, which took place in December 2025. Adjusted operating expenses1 of $58.7 million, which excludes SBC expense, increased 17% year-over-year, primarily due to higher adjusted product development expense. The increase in adjusted product development expense was primarily due to higher personnel-related expenses, including from increased headcount associated with the launch of Wealthfront Home Lending.
•GAAP diluted net income of $17.6 million decreased from $34.7 million in the prior year quarter with the decline primarily due to higher GAAP expenses as a result of higher SBC expense from the recognition of dual-trigger stock awards following the IPO versus prior to the IPO. GAAP diluted net income margin was 19%, a decrease from 38% in the prior year quarter driven primarily by the same SBC impact noted above.
•GAAP diluted EPS was $0.10 compared to $0.24 in the prior year quarter primarily due to higher SBC expense tied to the recognition of dual-trigger stock awards following the IPO versus prior to the IPO.
•Adjusted EBITDA1 of $38.1 million declined 15% year-over-year. Adjusted EBITDA margin1 was 41%, compared to 49% for the prior year quarter.
•Net cash provided by operating activities was $47.3 million and Adjusted free cash flow1 was $28.3 million. Adjusted free cash flow conversion ratio1 was 74% for the three months ended July 31, 2026. Note, adjusted free cash flow for the three months ended July 31, 2026 includes the typical, partial payment of employee cash bonuses in July.
Recent Business Highlights
•Surpassed $100 Billion in Total Platform Assets as of the end of August, doubling the figure in less than three years. This milestone underscores digital natives’ commitment to proven, long-term saving and investing strategies as clients are building emergency funds, investing for retirement, and saving for their first homes, often at the same time. An analysis
1 Non-GAAP measure. Wealthfront’s reasons for use of the non-GAAP measure and a detailed reconciliation between the non-GAAP measure and the comparable GAAP amount are included at the end of this document in the section labeled ‘Non-GAAP Reconciliations’.

of clients on the platform from January 1, 2021, to January 1, 2026, shows that millennials have on average nearly tripled their wealth held on our platform over that time frame, and Gen Z clients have on average quintupled their wealth held on our platform over that time frame. Wealthfront will aim to continue to build high-quality products at industry-low fee rates in order to help turn clients’ savings into wealth and ensure that they achieve their financial goals.
•Launched general availability of Wealthfront Home Lending in Texas in early May and California in early August. Wealthfront Home Lending is now live in Colorado, Texas, and California, with expansions to Washington, Florida, Illinois, and Oregon planned in the coming months. Wealthfront Home Lending intends to deliver a fully digital home mortgage experience with below market rates. By building a fully digital product, removing unnecessary steps, and automating away most overhead, Wealthfront Home Lending aims to consistently offer rates at least 50 basis points below the national average, an objective it has delivered to clients on average since launch.
•Enhanced the digital experience for Wealthfront Home Lending with several automation improvements. These improvements include the launch of a self-service scenarios tool that allows borrowers to explore custom loan configurations and lock in their rate autonomously online without loan officer intervention, smarter restricted stock unit (RSU) income verification processes, and a streamlined intake flow that pre-fills certain fields incorporating data from both Wealthfront accounts and linked accounts. These product enhancements reflect excellent progress towards Wealthfront Home Lending’s vision of delivering the first mortgage product designed to be handled entirely in a mobile app.
•Expanded suite of family wealth management offerings with Custodial Accounts. The new offering is one of the only custodial accounts designed to lower a child’s future taxes. Wealthfront's software automates a Tax-Gain Harvesting strategy designed to consider the favorable federal tax treatment available to children, helping realize up to $1,350 in tax-free growth each year without requiring a federal tax return filing, increasing their cost basis, thereby reducing the amount of realized gain when the investment is later sold. Thanks to this strategy, when the funds are eventually withdrawn by the child years later, they may have less taxes to pay and can keep more of their returns. Wealthfront’s Custodial Account complements the existing 529 Education Savings Plans as well as Joint and Trust Cash and Investing Accounts in the ongoing expansion of family wealth management offerings.
Conference Call
Wealthfront’s executive management team will host a live audio webcast beginning at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) today to discuss the quarter’s financial results and business highlights. The live webcast as well as the earnings press release and earnings presentation can be found at https://ir.wealthfront.com. Following the call, a replay of the webcast will be available on the Wealthfront Investor Relations website.

1 Non-GAAP measure. Wealthfront’s reasons for use of the non-GAAP measure and a detailed reconciliation between the non-GAAP measure and the comparable GAAP amount are included at the end of this document in the section labeled ‘Non-GAAP Reconciliations’.

About Wealthfront
Wealthfront is a tech-driven financial platform helping digital natives turn their savings into wealth. Since pioneering the automated investing category in 2011, the company has grown into a leading consumer fintech that helps clients achieve their financial goals with innovative saving, investing, borrowing, and lending products. Wealthfront’s expanding suite of high-quality, low-cost offerings helps digital natives earn more on their savings, borrow at lower rates, and keep more of their returns. To learn more and get started, visit www.wealthfront.com or download the Wealthfront app.

Contacts
Investors: ir@wealthfront.com

Press: press@wealthfront.com

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements contained in this press release other than statements of historical fact, including statements regarding Wealthfront’s future operating results and financial condition, its business strategy and plans, market growth, and its objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “potentially,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “project,” “target,” “plan,” “expect,” and similar expressions are intended to identify forward-looking statements.
These forward-looking statements are made as of the date they were first issued and are based on information available to Wealthfront together with Wealthfront’s expectations, estimates, forecasts, projections, beliefs, and assumptions as of such date. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond Wealthfront’s control. Wealthfront’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors. Further information on potential risks that could affect actual results is included in Wealthfront’s most recent filings with the Securities and Exchange Commission (the “SEC”), including in our Annual Report on Form 10-K for the fiscal year ended January 31, 2026 filed with the SEC on April 24, 2026 and our most recent Quarterly Report on Form 10-Q, copies of which may be obtained by visiting Wealthfront’s Investor Relations website at https://ir.wealthfront.com or the SEC's website at https://www.sec.gov. Past performance is not necessarily indicative of future results. Wealthfront undertakes no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Forward-looking statements should not be relied upon as representing Wealthfront’s views as of any date subsequent to the date of this press release.
Additional Information
We announce material information to the public through filings with the SEC, the investor relations page on our website (ir.wealthfront.com), press releases, public conference calls, public webcasts, and our social media accounts on X and LinkedIn in order to achieve broad, non-exclusionary distribution of information to the public and for complying with our disclosure obligations under Regulation FD.

The content of our websites and information that we may post on or provide to online and social media channels, including those mentioned above, and information that can be accessed through our websites or these online and social media channels are not incorporated by reference into this presentation or in any report or document we file with the SEC, and any references to our websites or these online and social media channels are intended to be inactive textual references only.

Non-GAAP Financial Measures
We collect and analyze operating and financial data to evaluate the health of our business, allocate our resources, and assess our performance. In addition to total revenue, net income (loss) and other results under GAAP, we utilize non-GAAP calculations of adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”). Adjusted EBITDA is defined as net income (loss), excluding: (i) interest expenses, (ii) provision for (benefit from) income taxes, (iii)

depreciation and amortization, (iv) stock-based compensation expense, (v) change in fair value of the convertible note, warrant liabilities, and SAFEs, and (vi) nonrecurring expenses, if any. The above items are excluded from our Adjusted EBITDA measure because these items are non-cash in nature, or because the amount and timing of these items is unpredictable, are not driven by core results of operations and render comparisons with prior periods and competitors less meaningful. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by revenue. We believe Adjusted EBITDA and Adjusted EBITDA Margin provide useful information to investors and others in understanding and evaluating our results of operations, as well as providing a useful measure for period-to-period comparisons of our business performance. Moreover, we have included Adjusted EBITDA and Adjusted EBITDA Margin in this press release because they are key measurements used by our management internally to make operating decisions, including those related to operating expenses, evaluate performance, identify trends affecting our business and perform strategic planning and annual budgeting. Adjusted Free Cash Flow reflects net cash provided from operating activities, less (i) purchases of property, software, and equipment and (ii) capitalized internally developed software, plus (i) the change in temporary client funding receivables, which include (a) the change in direct deposit receivables and (b) the change in instant withdrawal receivables. We believe Adjusted Free Cash Flow allows investors to evaluate the cash generated from our underlying operations in a manner similar to the method used by management. However, the utility of Adjusted Free Cash Flow as a measure of our liquidity is limited as it does not represent the total increase or decrease in our cash balance for a given period. Adjusted Free Cash Flow Conversion reflects 1) Adjusted Free Cash Flow divided by 2) Adjusted EBITDA. Adjusted Operating Expenses reflect GAAP operating expenses, less (i) stock-based compensation expense and (ii) nonrecurring expenses, if any. The above items are excluded from our Adjusted Operating Expenses because these items are non-cash in nature, or because the amount and timing of these items is unpredictable, are not driven by core results of operations and render comparisons with prior periods and competitors less meaningful. Please refer to the Appendix for a reconciliation of each non-GAAP financial measure presented herein to the most directly comparable financial measure stated in accordance with GAAP.

Key Business Metrics
Platform assets: We define “platform assets” as the total value of financial assets held by clients in their accounts as of a stated date on our platform. Net deposits and changes in value attributable to financial market performance are included in the change in platform assets in any given period. We further break down platform assets into two categories of products: cash management and investment advisory.
Net deposits: We define “net deposits” as the value of all assets our clients and we have placed into products on our platform, net of withdrawals, over a defined period of time. Beginning with our fiscal second quarter 2027 earnings report, we include deposit matches from client promotions within the presented amounts starting with June 2026, which aligns with the launch of Wealthfront Custodial Accounts and its related promotion. We exclude changes in value attributable to financial market performance from this metric. We view net deposits as an important barometer of our ability to scale and grow organically and accumulate assets onto our platform. We view the relevant metric as net deposits on a platform-wide basis, not by individual product. Although net deposits can vary by product based on the economic environment, total net deposits provides a more comprehensive view of our growth because our platform offers diverse financial products that are designed to perform under a wide range of economic conditions, allowing the business to maintain resilience and increase total platform assets across market cycles and through extraordinary events.

Funded clients: We define “funded clients” as clients with balances greater than zero or that have been greater than zero on at least one occasion during the 45 consecutive calendar days ending as of the measurement date. Funded clients include clients with a zero balance across all accounts as of the measurement date if they had greater than zero balances in at least one account within 45 calendar days prior to the measurement date. Individuals who shared funded joint accounts are each considered to be a separate funded client. The number of funded clients is as of a stated date and reflects our scale and monetization potential.

Funded accounts: We define “funded accounts” as accounts with balances greater than zero or that have been greater than zero on at least one occasion during the 45 consecutive calendar days ending as of the measurement date. Funded accounts include accounts with a zero balance as of the measurement date if they had greater than zero balances within 45 calendar days prior to the measurement date. A shared funded joint account is considered a single funded account. The number of funded accounts is as of a stated date and reflects our scale and monetization potential.

WEALTHFRONT CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

($ in thousands)	July 31, 2026	January 31, 2026
Assets
Current assets:
Cash and cash equivalents	$453,308	$440,805
Cash segregated and on deposit for regulatory purposes	12,200	10,375
Due from clients	302,562	227,413
Accounts receivable	30,923	33,127
Client-held fractional shares	816,880	514,877
Other current assets	36,005	49,187
Total current assets	1,651,878	1,275,784
Deferred tax assets, net	113,921	119,749
Operating lease right-of-use asset	7,081	8,696
Property, software, and equipment, net	6,337	7,755
Other noncurrent assets	3,555	3,745
Total assets	$1,782,772	$1,415,729
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	6,526	7,299
Accrued liabilities	10,479	8,649
Short-term financing	5,116	181
Due to clients	10,998	30,209
Payable to clearing broker	302,658	227,439
Current portion of operating lease liabilities	4,336	4,101
Fractional shares repurchase obligation	816,880	514,877
Total current liabilities	1,156,993	792,755
Operating lease liabilities, net of current portion	4,151	6,292
Other noncurrent liabilities	1,766	1,993
Total liabilities	$1,162,910	$801,040
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.0001 par value per share; 214,611,134 shares authorized as of July 31, 2026 and January 31, 2026; 158,756,966 and 151,782,411 shares issued as of July 31, 2026 and January 31, 2026, respectively; 150,748,902 and 150,305,463 shares outstanding as of July 31, 2026 and January 31, 2026, respectively	12	12
Treasury stock, at cost; 8,008,064 and 1,476,948 shares held as of July 31, 2026 and January 31, 2026, respectively	(73,151)	(13,052)
Additional paid-in capital	804,417	769,730
Accumulated deficit	(111,416)	(142,001)
Total stockholders’ equity	$619,862	$614,689
Total liabilities and stockholders’ equity	$1,782,772	$1,415,729

WEALTHFRONT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended July 31,		Six Months Ended July 31,
($ in thousands)	2026	2025	2026	2025
Revenue:
Cash management	$61,758	$68,873	$125,139	$133,139
Investment advisory	28,804	22,040	55,048	41,914
Other revenue	1,312	210	2,171	584
Total revenue	91,874	91,123	182,358	175,637
Costs and operating expenses:
Cost of revenue	10,764	9,587	20,728	18,255
Product development	34,009	21,227	67,724	41,459
General and administrative	15,685	8,873	32,606	18,740
Marketing	10,715	9,093	21,935	19,281
Operations and support	3,914	3,063	8,030	5,988
Total costs and operating expenses	75,087	51,843	151,023	103,723
Interest expense	255	99	507	166
Other expense (income), net	(3,863)	(690)	(6,997)	(2,234)
Income before income taxes	20,395	39,871	37,825	73,982
Provision for income taxes	2,644	5,130	7,240	13,294
Net income	$17,751	$34,741	$30,585	$60,688
Net income attributable to common shareholders:
Net income attributable to common stockholders, basic	$17,751	$34,741	$30,585	$60,688
Net income attributable to common stockholders, dilutive	$17,562	$34,741	$30,574	$60,688
Earnings per share (EPS):
Basic	$0.12	$0.86	$0.20	$1.50
Diluted	$0.10	$0.24	$0.18	$0.43
Weighted-average shares outstanding used in computing EPS:
Basic	150,094,381	40,497,003	150,260,391	40,386,351
Diluted	174,051,608	141,996,997	174,050,331	142,121,531

Stock-Based Compensation by Type

	Three Months Ended July 31,		Six Months Ended July 31,
($ in thousands)	2026	2025	2026	2025

Product development	$9,698	$1,046	$19,818	$2,297
General and administrative	5,590	291	11,309	640
Marketing	378	77	619	168
Operations and support	767	157	1,739	345
Stock-based compensation expense	16,433	1,571	33,485	3,450
Capitalized stock-based compensation expense	—	—	—	—
Total stock-based compensation expense, net of amounts capitalized	$16,433	$1,571	$33,485	$3,450

WEALTHFRONT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended July 31,		Six Months Ended July 31,
($ in thousands)	2026	2025	2026	2025
Operating activities
Net income	$17,751	$34,741	$30,585	$60,688
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property, software, and equipment, net	1,237	1,859	2,671	3,706
Non-cash lease expense	753	814	1,615	1,608
Deferred income taxes	1,948	9,727	5,828	9,727
Stock-based compensation expense	16,433	1,571	33,485	3,450
Impairment of internally developed software	—	331	—	709
Change in fair value of warrant liabilities	(255)	414	157	414
Change in fair value of simple agreement for future equity	—	945	—	945
Changes in operating assets and liabilities:
Due from clients	(28,894)	(13,576)	(75,149)	(39,261)
Accounts receivable	(1,172)	(3,127)	2,204	(1,818)
Other current and noncurrent assets	20,075	(12,407)	18,421	(11,082)
Originations of mortgages held for sale	(41,974)	—	(55,529)	—
Proceeds from sale of mortgages held for sale	37,116	—	50,479	—
Accounts payable	(732)	(261)	(773)	(35)
Accrued liabilities	(2,236)	799	1,831	9,033
Due to clients	(1,051)	4,174	(19,211)	1,463
Payable to clearing broker	29,146	13,812	75,219	39,659
Lease liabilities	(899)	(892)	(1,906)	(1,801)
Other noncurrent liabilities	64	—	64	—
Net cash provided by operating activities	$47,310	$38,924	$69,992	$77,405
Investing activities
Purchases of property, software, and equipment	(268)	(421)	(1,253)	(632)
Net cash used in investing activities	$(268)	$(421)	$(1,253)	$(632)
Financing activities
Taxes paid related to net share settlement of RSUs	(5,700)	—	(10,353)	—
Net borrowings (payments) on short-term funding facilities	4,935	—	4,935	—
Proceeds from exercise of stock options, including early exercises	5,852	4,752	6,970	5,121
Proceeds from exercise of common stock warrants	—	—	960	—
Proceeds from issuance of common stock under ESPP	3,176	—	3,176	—
Repurchase of common stock	(31,838)	(25)	(60,099)	(238)
Net cash provided by (used in) financing activities	$(23,575)	$4,727	$(54,411)	$4,883
Net increase in cash and cash equivalents, cash segregated and on deposit for regulatory purposes, and restricted cash and cash equivalents	23,467	43,230	14,328	81,656
Cash and cash equivalents, cash segregated and on deposit for regulatory purposes, and restricted cash and cash equivalents at the beginning of the period	444,651	192,979	453,790	154,553
Cash and cash equivalents, cash segregated and on deposit for regulatory purposes, and restricted cash and cash equivalents at the end of the period	$468,118	$236,209	$468,118	$236,209

WEALTHFRONT CORPORATION
KEY BUSINESS METRICS

TOTAL	As of or for the Three Months Ended July 31,
(in $ millions unless otherwise noted)	2026	2025
Platform assets	$98,990	$88,175
Cash management	44,857	46,579
Investment advisory	54,133	41,596

Net deposits	$1,053	$3,662
Cash management	(26)	2,806
Investment advisory	1,079	856

Funded clients (# in thousands)	1,507	1,318
Funded accounts (# in thousands)	1,968	1,710

CASH MANAGEMENT	As of or for the Three Months Ended July 31,
(in $ millions unless otherwise noted)	2026	2025
Cash management assets (off-balance sheet), beginning of the period	$44,883	$43,774
Cash management assets (off-balance sheet), end of the period	44,857	46,579
Average[1]	44,870	45,177

Cash management revenue	$61.8	$68.9

Annualized cash management fee rate (in %) [2]	0.55%	0.60%

INVESTMENT ADVISORY	As of or for the Three Months Ended July 31,
(in $ millions unless otherwise noted)	2026	2025
Investment advisory assets (off-balance sheet), beginning of the period	$51,718	$37,085
Investment advisory assets (off-balance sheet), end of the period	54,133	41,596
Average[1]	52,926	39,341

Investment advisory revenue	$28.8	$22.0

Annualized investment advisory fee rate (in %) [2]	0.22%	0.22%

1 Average balance rows represent the average of the beginning of period and end of period balances.
2 Annualized cash management fee rate and Annualized investment advisory fee rate is calculated by annualizing revenue for the given period using actual year and actual quarter day counts and dividing by the simple average asset balance presented.

WEALTHFRONT CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(UNAUDITED)
The following tables present reconciliations of GAAP to non-GAAP measures disclosed within this document.

Adjusted Operating Expenses

	Three Months Ended July 31,		Six Months Ended July 31,
($ in thousands)	2026	2025	2026	2025
GAAP operating expenses	$75,087	$51,843	$151,023	$103,723
Less: Stock-based compensation expense	16,433	1,571	33,485	3,450
Less: IPO-related service provider expense	—	—	929	—
Adjusted operating expenses	$58,654	$50,272	$116,609	$100,273

Adjusted EBITDA & Adjusted EBITDA Margin

	Three Months Ended July 31,		Six Months Ended July 31,
($ in thousands)	2026	2025	2026	2025
Net income	$17,751	$34,741	$30,585	$60,688
Net income margin	19%	38%	17%	35%
Add:
Interest expense	255	99	507	166
Provision for (benefit from) income taxes	2,644	5,130	7,240	13,294
Depreciation and amortization of property, software, and equipment, net	1,237	1,859	2,671	3,706
EBITDA (non-GAAP)	$21,887	$41,829	$41,003	$77,854
Stock-based compensation expense	16,433	1,571	33,485	3,450
Change in fair value of warrant liabilities and SAFEs	(255)	1,359	157	1,359
IPO-related service provider expense	—	—	929	—
Adjusted EBITDA (non-GAAP)	$38,065	$44,759	$75,574	$82,663
Adjusted EBITDA Margin (non-GAAP)	41%	49%	41%	47%

WEALTHFRONT CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(UNAUDITED)
Adjusted Free Cash Flow & Adjusted Free Cash Flow Conversion

	Three Months Ended July 31,		Six Months Ended July 31,
(in thousands)	2026	2025	2026	2025
Net cash provided by operating activities	$47,310	$38,924	$69,992	$77,405
Divided by: Net income (loss)	17,751	34,741	30,585	60,688
Operating cash flow conversion	267%	112%	229%	128%

Net cash provided by operating activities	$47,310	$38,924	$69,992	$77,405
Less: Capital expenditures	(268)	(421)	(1,253)	(632)
Add: Change in temporary client funding receivables	(18,749)	334	2,261	4,343
Adjusted free cash flow	$28,293	$38,837	$71,001	$81,116
Divided by: Adjusted EBITDA (non-GAAP)	38,065	44,759	75,574	82,663
Adjusted free cash flow conversion	74%	87%	94%	98%

Net cash provided by (used in) investing activities	$(268)	$(421)	$(1,253)	$(632)
Net cash provided by (used in) financing activities	$(23,575)	$4,727	$(54,411)	$4,883